EXHIBIT 99

Kentucky First Federal Bancorp

For Immediate Release June 1, 2006

Contact: Don Jennings, President (502) 223-1638
Clay Hulette, Vice President (502) 223-1638
Tony Whitaker, Chairman (606) 436-3860

Kentucky First Federal Bancorp Announces Completion of Stock Repurchase Program;
Initiation of New Stock Repurchase Program

           Kentucky First Federal Bancorp. (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Frankfort, Kentucky, announced that the Company has completed the repurchase program initiated on December 14, 2005 and that the Board of Directors has authorized the purchase of up to 193,000 shares in a new stock repurchase program.  Tony D. Whitaker, Chairman of the Company, stated that the new repurchase program is expected to be completed within one year and that shares repurchased through the new program will be held as treasury stock.  Repurchases will be effected through open market purchases or unsolicited privately negotiated transactions.  The stock repurchase program will be dependent on market conditions and there is no guarantee as to the exact number of shares that the Company will repurchase.

          In the repurchase program just completed, the Company purchased 164,192 shares at an average per share price of $10.74.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Frankfort, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At June 1, 2006 the Company had approximately 8,596,000 shares outstanding, of which 36.6% is held by non-affiliates.